As filed with the Securities and Exchange Commission on December 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFYA LIMITED

(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Alameda Oscar Niemeyer, No. 119, Sala 504, Zip Code 34.006-056 Vila da Serra, Nova Lima, Minas Gerais, Brazil +55 (31) 3515 7550
(Address of Principal Executive Offices, including zip code)

Afya Limited Long-term Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common shares, nominal value US$0.00005 per common share	2,390,763(2)	US$14.79(3)	US$35,359,384.77	US$3,857.71
Class A common shares, nominal value US$0.00005 per common share	66,090(2)	US$19.17(4)	US$1,266,945.30	US$138.22
Class A common shares, nominal value US$0.00005 per common share	1,269,016(5)	US$26.64 (5)	US$33,806,586.24	US$3,688.30
Total	3,725,869	-	US$70,432,916.31	US$7,684.23

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A common shares, par value US$0.00005 per share (“Class A common shares”), of Afya Limited (the “Registrant”) issuable under the Registrant’s long-term incentive plan dated as of August 30, 2019, as amended on July 29, 2020 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also covers an indeterminate number of additional Class A common shares that become issuable under the Plan which may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, mergers, reorganizations, consolidations or other similar transactions.
(2)	Represents class A common shares of the Registrant issuable pursuant to options outstanding under the Plan.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of US$14.79 per Class A common share represents the price in U.S. dollars of the weighted average exercise price for outstanding options granted under the Plan with exercise prices in Brazilian reais. This weighted average exercise price is in Brazilian reais and has been set at R$76.36. For purposes of the calculation of the registration fee, such exercise prices in Brazilians reais have been converted to U.S. dollars using the December 3, 2020 selling exchange rate (US$1.00 – R$5.1625) published by the Brazilian Central Bank (Banco Central do Brasil) on its website.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of US$19.17 per Class A common share represents the weighted average in U.S. dollars of the exercise prices for outstanding options granted under the Plan with exercise prices in U.S dollars.
(5)	These Class A common shares are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per Class A common share (US$26.64), which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c), is based on the average of the high and low prices for the Registrant’s Class A common shares reported on the Nasdaq Global Select Market on December 2, 2020.

PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s annual report on Form 20-F filed with the Commission on April 20, 2020 (File No. 001-38992) (the “2019 Form 20-F”), which includes the Registrant’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2019; and
(c)	The description of the Registrant’s Class A common shares contained in the Registrant’s 2019 Form 20-F;

In addition to the foregoing, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent designated therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Amended and Restated Memorandum and Articles of Association provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the Registrant has entered, and intends to continue to enter into indemnification agreements with its directors and officers that provide such persons with contractual rights to indemnification as well as additional indemnification beyond that provided in the Registrant’s Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 of Amended No. 1 to Registration Statement on Form F-1 (File No. 333-232309) filed with the Commission on July 9, 2019

4.2*	English translation of Afya Limited long-term incentive plan dated as of August 30, 2019, as amended on July 29, 2020.

5.1*	Opinion of Maples

23.1*	Consent of Maples (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Auditores Independentes S.S., an independent registered public accounting firm

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith

Item 9.  Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)       To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nova Lima, Brazil, on December 4, 2020.

Afya Limited

By:	/s/Virgilio Deloy Capobianco Gibbon
Name:	Virgilio Deloy Capobianco Gibbon
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Virgilio Deloy Capobianco Gibbon and Luis André Blanco as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Virgilio Deloy Capobianco Gibbon	Chief Executive Officer	December 4, 2020
Virgilio Deloy Capobianco Gibbon	(Principal Executive Officer)

/s/ Luis André Blanco	Chief Financial Officer	December 4, 2020
Luis André Blanco	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nicolau Carvalho Esteves	Director and Chairman	December 4, 2020
Nicolau Carvalho Esteves

/s/ Felipe Samuel Argalji	Director	December 4, 2020
Felipe Samuel Argalji

/s/ Daniel Arthur Borghi	Director	December 4, 2020
Daniel Arthur Borghi

/s/ Laura Guaraná Carvalho	Director	December 4, 2020
Laura Guaraná Carvalho

/s/ Sérgio Mendes Botrel Coutinho	Director	December 4, 2020
Sérgio Mendes Botrel Coutinho

/s/ Daulins Emilio	Director	December 4, 2020
Daulins Emilio

/s/ Renato Tavares Esteves	Director	December 4, 2020
Renato Tavares Esteves

/s/ João Paulo Seibel de Faria	Director	December 4, 2020
João Paulo Seibel de Faria

/s/ Vanessa Claro Lopes	Director	December 4, 2020
Vanessa Claro Lopes

/s/ Flávio Dias	Director	December 4, 2020
Flávio Dias

/s/Miguel Filisbino Pereira de Paula	Director	December 4, 2020
Miguel Filisbino Pereira de Paula

/s/ Collen A. De Vries	Senior Vice President on behalf of Cogency Global Inc.	December 4, 2020
Collen A. De Vries	Authorized representative in the United States